Exhibit 99.6

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depository or other nominee holder of rights (the “Rights”) to purchase shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Clearwire Corporation (the “Company”) pursuant to the rights offering described in the Company’s prospectus dated December 21, 2009 (the “Rights Offering”), hereby certifies to the Company and to American Stock Transfer & Trust Company, LLC, as subscription agent for the Rights Offering, and to Georgeson Inc., as information agent for the Rights Offering, that the undersigned has:

(1) exercised the number of Rights specified below on behalf of beneficial owners (which may include the undersigned); and

(2) listed separately below for each beneficial owner (without identifying the beneficial owner) the number of Rights each beneficial owner has elected to exercise.

The undersigned further certifies that each subscriber for whose account the undersigned is subscribing for shares of Class A Common Stock is a bona fide beneficial owner of Class A Common Stock as of the record date for the Rights Offering and that such beneficial ownership is reflected on the undersigned’s records. The undersigned agrees to provide the Company or its designee with such additional information as the Company deems reasonably necessary to verify the foregoing.

Number of Shares of Class A Common Stock
Owned on the Record Date	Number of Rights Exercised

1.

2.

3.

4.

5.

6.

7.

8.

9.

Provide the following information if applicable:

Depository Trust Company (“DTC”)

Participant Name:

DTC Participant Number:

DTC Basic Subscription Confirmation Number (s):

By:

Name:

Title: